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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 9, 2007 (except for paragraph 2 of Note 19, as to which the date is                           , 2007), in the Registration Statement (Amendment No. 4 to Form S-1 No. 333-141273) and related Prospectus of Polypore International, Inc. for the registration of 17,250,000 shares of its common stock.

ERNST & YOUNG LLP

Charlotte, North Carolina

The foregoing consent is in the form that will be signed upon the completion of the stock split related to the recapitalization described in paragraph 2 of Note 19 to the consolidated financial statements.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
June 15, 2007

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Consent of Independent Registered Public Accounting Firm